Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

cbdMD, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Caluclation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share		5,138,890	$0.70 (2)		$3,597,220.90	$$147.60 per 1,000,000	$530.95
Fees
Previously
Paid
Carry Forward Securities
Carry
Forward
Securities
	Total Offering Amounts					$		$-
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$-

(1) Also includes such indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction, including, but not limited to, as a result of the anti-dilution provisions contained in the securities.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is estimated to be $0.70, which is the average of the high and low sale prices of the shares of common stock as of February 13, 2024.